January 20, 2012

Granite Falls Energy, LLC

FOR IMMEDIATE RELEASE

Granite Falls Energy Announces Officer Resignation; Chief Executive Officer Tracey Olson Steps Down to Pursue Opportunity Outside of Ethanol Industry

Granite Falls, MN - Granite Falls Energy, LLC today announced that its Board of Governors has accepted the resignation of Tracey Olson, the company's Chief Executive Officer. Mr. Olson has decided to resign from Granite Falls Energy and to accept the top management position at Karian Peterson Powerline Contracting in Montevideo, MN, a construction company specializing in the construction and installation of electrical utility infrastructure. Mr. Olson will continue to serve as CEO of Granite Falls Energy through mid-February 2012.

Paul Enstad, Chairman of the Granite Falls Energy Board, stated that “Tracey will be missed at Granite Falls Energy. We very much appreciate his leadership, industry expertise and dedication to our employees and investors. Tracey has agreed to work with our board of governors and employees to ensure a smooth transition while we identify and appoint a successor.” The Board of Governors has established an executive search committee to identify and interview possible successors.

Mr. Enstad explained that the Board of Governors has initiated a formal recruitment effort and is also considering the possibility of appointing an interim chief executive officer to serve at Granite Falls Energy while the formal recruitment effort is underway. Mr. Enstad went on to state, “Granite Falls Energy is a great company with great employees and we will continue that tradition by carefully identifying Tracey's successor in the coming months. We appreciate Tracey's years of service and wish him the best.”

About Granite Falls Energy, LLC:
Since November 2005 Granite Falls Energy has been producing fuel-grade ethanol and distillers grains at its facility in Southwest Minnesota. The ethanol plant is permitted to produce up to 70 million gallons of ethanol annually, but is currently operating at a rate of approximately 60 million gallons per year. Granite Falls Energy currently has 37 full time employees and its revenues for the fiscal year ended October 31, 2011 were in excess of $156,000,000. Granite Falls Energy prides itself on providing safe and steady jobs, quality products and consistent returns to its owners.

For more information please contact our office by phone at 1-320-564-3100 or visit our website at www.granitefallsenergy.com.